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                                             EXHIBIT 11
                          CENTRAL FIDELITY BANKS, INC. AND SUBSIDIARIES
                         STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

(In Thousands)
                                                    For the Three Months   For the Six Months
                                                       ended June 30,        ended June 30,
                                                    --------------------   -------------------
                                                       1994      1993        1994      1993
                                                       ----      ----        ----      ----
Earnings:
  Net income                                          $29,583   $26,317     $58,874   $50,444
                                                     ========  ========    ========  ========
Shares:
  Weighted average number of common shares used
    in computing primary earnings per share            39,114    38,663      39,084    38,595

  Dilutive stock options - based on treasury stock
    method                                                856       850         809       880
                                                     --------  --------    --------  --------
  Weighted average number of common shares used
    in computing fully diluted earnings per share      39,970    39,513      39,893    39,475
                                                     ========  ========    ========  ========

Earnings per share:
  Primary earnings per share                            $0.76     $0.68       $1.51     $1.31

  Fully diluted earnings per share                      $0.74     $0.67       $1.48     $1.28



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